Exhibit 99.1

Hirsch International Corp. Signs Merger Agreement to be

Acquired by Paul Gallagher

HAUPPAUGE, NY – July 2, 2009, Hirsch International Corp. (“Hirsch” or the “Company”) (NASDAQ: HRSH, http://www.hirschinternational.com) announced today that it has entered into a definitive merger agreement to be acquired by its President, Chief Executive Officer and Chief Operating Officer, Paul Gallagher, for $0.31 per share in cash. Mr. Gallagher beneficially owns approximately 13.7% of the Company’s outstanding shares of Class A Common Stock.

Under the terms of the merger agreement, the Company’s stockholders, other than Mr. Gallagher and certain related parties, will receive $0.31 per share in cash for each share of the Company’s common stock they hold, representing a premium of approximately 47.6% over the Company’s closing share price of $0.21 on June 12, 2009, the last completed trading day prior to the public announcement of Mr. Gallagher’s offer to acquire all of the Company’s outstanding shares.

The Company’s Board of Directors, acting upon the unanimous recommendation of a special committee comprised entirely of independent directors (the “Special Committee”), has approved the merger agreement and resolved to recommend that the Company’s stockholders adopt the agreement.

Mr. Gallagher has received a financing commitment from Keltic Finanancial Services LLC with respect to the debt financing for the acquisition.

Under the terms of the merger agreement, the Company (acting under the direction of the Special Committee) may solicit acquisition proposals from third parties for 20 days following the signing of the merger agreement. The Special Committee, with the assistance of its independent advisors, intends to solicit acquisition proposals during this period. There can be no assurances that the solicitation of acquisition proposals will result in an alternative transaction. The Company does not intend to disclose developments with respect to this solicitation process unless and until the Special Committee has made a decision with respect to the alternative proposals it receives, if any.

The transaction is expected to be completed in approximately three months and is subject to Mr. Gallagher’s receipt of the debt financing, the approval of the merger agreement by a majority of the outstanding shares of the Company’s Class A and Class B Common Stock, receipt of consent to the merger from a significant supplier, as well as other customary closing conditions.

Thompson & Hine LLP is serving as the legal advisor to the Special Committee, and Burnham Securities Inc. is serving as the financial advisor to the Special Committee and rendered a fairness opinion in connection with the proposed transaction. Bryan Cave LLP is serving as the Company’s legal advisor. Baker & McKenzie LLP is acting as legal advisor to the acquiror in this transaction.

About the Transaction

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission’s Web site at http://www.sec.gov.

The proxy statement and such other documents may also be obtained for free from the Company by directing such request to Hirsch International Corp, 50 Engineers Road, Suite 100, Hauppauge, New York, 11788, Attention: Corporate Secretary; Telephone (631) 436-7100.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation of proxies will be set forth in the proxy statement relating to the proposed merger when it becomes available.

Safe Harbor Statement

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions set within the meaning of the Private Securities Litigation Reform Act of 1995. Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. Readers should note that forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including, without limitation, the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to the merger, including the failure to obtain the necessary financing set forth in the debt commitment letter delivered to the Company pursuant to the Merger Agreement, the failure to receive consent to the merger from a significant supplier and the other risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which may be updated by our subsequent periodic reports, which discussion is incorporated herein by reference. Readers are also urged to read the periodic filings and current reports on Form 8-K of the Company.

About Hirsch International Corp.

Hirsch is a leading provider of equipment and education and support services to the graphic and decorated apparel industry. The Company exclusively represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge lasers, Pulse Microsystems digitizing and design software and now Kornit and Mimaki digital garment printers. Hirsch’s customer groups include: a wide range of contract manufacturers that outsource their embellishment requirements; manufacturers who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel and fashion accessories; promotional products, uniform, and sportswear companies; retail stores; and graphic and decorated apparel entrepreneurs servicing the athletic apparel, corporate logo-wear, and advertising specialties markets.

The Company is led by a strong and experienced management team focused on continuing to grow its core business through sound acquisitions of products and processes, as well as through related business ventures in which the Company can build and maximize stockholder value. The Company was founded in 1968 and is headquartered in Hauppauge, N.Y.

Contact:

Hirsch International Corp.:

Dan Vasquez

Corporate Controller and Secretary

631-701-2112

Dvasquez@hirschintl.com